EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-171287 on Form S-8 of our report dated April 20, 2012, relating to the consolidated financial statements of HiSoft Technology International Limited, its subsidiaries and its variable interest entity (collectively, the “Company”) as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011, and the financial statement schedule of HiSoft Technology International Limited, appearing in the Annual Report on Form 20-F of HiSoft Technology International Limited dated April 20, 2012.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

April 20, 2012